Exhibit 99.1

Microsoft Reports Fourth Quarter Earnings

Strong Customer Adoption of Server Products Drives Fourth Quarter Revenue;

Achieves Double Digit Revenue Growth in Each Business Segment in Fiscal Year 2003

Redmond, Wash. – July 17, 2003 – Microsoft Corp. today announced revenue of $8.07 billion for the quarter ended June 30, 2003, an 11% increase over revenue of $7.25 billion for the same period in the prior year. Operating income for the fourth quarter came in at $2.19 billion, which included charges of $796 million primarily related to the settlement of the AOL Time Warner lawsuit. This is compared to operating income of $2.87 billion reported in the prior year period. Net income for the quarter was $1.92 billion, including $533 million in after-tax settlement charges, compared to $1.53 billion reported in the previous year, which included an after-tax charge for investment impairments of $806 million. Diluted earnings per share for the June 2003 quarter were $0.18, including an after-tax charge of $0.05 associated with the legal settlements. The prior year’s diluted earnings per share were $0.14, including an after-tax investment impairment charge of $0.07.

“In fiscal year 2003, we reported double digit revenue growth in each of our businesses. In the fourth quarter, sales came in better than expected reflecting solid corporate and consumer demand for our products,” said John Connors, chief financial officer at Microsoft. “Going into the new year, we will continue to focus on providing better customer value, growing opportunities with small and medium businesses, increasing our enterprise penetration and improving performance in our emerging businesses.”

The company also announced revenue of $32.19 billion for the fiscal year ended June 30, 2003, a 13% increase over the $28.37 billion reported last year. Operating income was $13.22 billion, compared to $11.91 billion in the prior fiscal year. Net income for fiscal year 2003 was $9.99 billion and diluted earnings per share were $0.92, which included after-tax charges for investment impairments of $0.07, charges related to legal settlements of $0.06, and a one-time tax benefit of $0.01. For the previous year, net income and diluted earnings per share were $7.83 billion and $0.70, which included after-tax charges for investment impairments of $0.26, charges related to legal settlements of $0.04, and a gain on the sale of Expedia of $0.08.

Server Platforms had strong revenue growth of 17% compared to the fourth quarter of last year, fueled by 24% growth in Windows Server™ revenue and 34% growth in Microsoft® SQL Server™ revenue. In addition, the company reported increasing demand for enterprise editions of its core server products, as customers continue to turn to Microsoft for their mission critical workloads. In the fourth quarter, Microsoft launched the Windows Server 2003 family of products, which is already seeing strong customer adoption. Customers acquiring Microsoft server software this quarter include Cendant Corporation, VeriSign, Inc., and the United States Army.

MSN® turned in record revenue this quarter, with 25% growth over the comparable quarter in the previous year, driven by 48% growth in advertising revenue. “In the past year, we have made significant progress with both our performance based advertising and our brand advertising on the MSN network. With customers like Nestle, Visa, and Kraft, MSN is proving that it is a premier Internet location for advertisers,” said Yusuf Mehdi, corporate vice president of MSN. “Going forward, the MSN business will continue to focus on providing the best Internet experiences for consumers and advertisers, while maintaining our path toward profitability.”

Home and Entertainment posted stronger than expected results in the fourth quarter, with 8% revenue growth over the prior year on higher than forecasted Xbox® console sales. Since the launch of Xbox in 2001, Microsoft has sold over 9.4 million Xbox consoles worldwide, and by the end of the next fiscal year, Microsoft expects to have sold 14.5 to 16.0 million consoles. In addition, Xbox Live™ continued to gain momentum with over 500,000 subscribers worldwide participating in more than 1 million game sessions every week. There will be over 400 Xbox titles available for the 2003 holiday season, and there are several highly anticipated games coming out this fiscal year, including Halo® 2.

Business Outlook

As noted with the new compensation plan announced on July 8, 2003, Microsoft will include equity compensation expense in financial statements beginning the first quarter of fiscal year 2004. Going forward, comparable period financial statements will reflect equity compensation expenses and will be consistent to the amounts reflected in FAS 123 disclosures provided in prior quarters.

Management offers the following guidance for the quarter ending September 30, 2003:

•	Revenue is expected to be in the range of $7.9 billion and $8.1 billion.
•	Operating income is expected to be in the range of $3.0 billion and $3.1 billion, including equity compensation expense of approximately $980 million.
•	Diluted earnings per share are expected to be around $0.23, including after-tax equity compensation expense of approximately $0.06.

Management offers the following guidance for the full fiscal year ending June 30, 2004:

•	Revenue is expected to be in the range of $34.2 billion and $34.9 billion.
•	Operating income is expected to be in the range of $11.3 billion and $11.6 billion, including equity compensation expense of approximately $3.9 billion.
•	Diluted earnings per share are expected to be between $0.85 and $0.87, including after-tax equity compensation expense of approximately $0.24.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today with John Connors to discuss details regarding the company’s performance for the quarter and other forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on July 17, 2004.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: entry into markets with vigorous competition, market acceptance of new products and services, continued acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, and reliance on sole source suppliers for key components of Xbox that could result in component shortages and delays in product delivery, any of which may cause revenues and income to fall short of anticipated levels; obsolete inventory or product returns by distributors, resellers and retailers; warranty and other claims on hardware products such as Xbox; changes in the rate of PC shipments; technological shifts; the support of third party software developers for new or existing platforms; the availability of competitive products or services such as the Linux operating system at prices below our prices or for no charge; the ability to have access to MSN service distribution channels controlled by third parties; the risk of unanticipated increased costs for network services; the continued ability to protect the company’s intellectual property rights; the ability to obtain on acceptable terms the right to incorporate in the company’s products and services technology patented by others; changes in product and service mix; maturing product life cycles; product sale terms and conditions; the company’s ability to efficiently integrate acquired businesses such as Navision a/s; implementation of operating cost structures that align with revenue growth; the financial condition of our customers and vendors; variations in equity compensation expenses under FAS 123, which will fluctuate based on factors such as the actual number of stock awards issued and the market value of the awards on the dates of grant; unavailability of insurance; uninsured losses; adverse results in litigation; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in our operations and security arrangements; the effects of travel restrictions and quarantines associated with major health problems, such as the Severe Acute Respiratory Syndrome, on general economic activity; continued softness in corporate information technology spending or other changes in general economic conditions that affect demand for computer hardware or software; currency fluctuations; trade sanctions or changes to U.S. tax law resulting from the World Trade Organization decision with respect to the extraterritorial income provisions of U.S. tax law; and financial market volatility or other changes affecting the value of our investments that may result in a reduction in carrying value and recognition of losses including impairment charges.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s investor relations department at (800) 285-7772 or at Microsoft’s investor relations website at http://www.Microsoft.com/msft.

All information in this release is as of July 17, 2003. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and Internet technologies for personal and business computing. The company offers a wide range of products and services designed to empower people through great software – any time, any place and on any device.

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Microsoft, Windows Server, MSN, Xbox, Xbox Live and Halo are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts only:

Curt Anderson, senior director, Investor Relations (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom, (503) 443-7070, rrt@wagged.com

Note to editors:  If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.Microsoft.com/presspass/ on Microsoft’s corporate information pages. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.Microsoft.com/msft.

Microsoft Corporation

Income Statements

(In millions, except earnings per share)

	Three Months Ended June 30		Year Ended June 30

	2002	2003	2002	2003

Revenue	$7,253	$8,065	$28,365	$32,187
Operating expenses:
Cost of revenue	1,368	1,238	5,191	5,686
Research and development	1,184	1,336	4,307	4,659
Sales and marketing	1,543	2,104	5,407	6,521
General and administrative	284	1,194	1,550	2,104

Total operating expenses	4,379	5,872	16,455	18,970

Operating income	2,874	2,193	11,910	13,217
Losses on equity investees and other	(14)	(15)	(92)	(68)
Investment income (loss)	(617)	689	(305)	1,577

Income before income taxes	2,243	2,867	11,513	14,726
Provision for income taxes	718	946	3,684	4,733

Net income	$1,525	$1,921	$7,829	$9,993

Earnings per share (1):
Basic	$0.14	$0.18	$0.72	$0.93

Diluted	$0.14	$0.18	$0.70	$0.92

Weighted average shares outstanding (1):
Basic	10,830	10,737	10,811	10,723

Diluted	11,061	10,862	11,106	10,882

(1) Earnings per share and weighted average shares outstanding for the three months and year ended June 30, 2002 have been restated to reflect a two-for-one stock split in February 2003.

Microsoft Corporation

Balance Sheets

(In millions)

	June 30, 2002	June 30, 2003

Assets
Current assets:
Cash and equivalents	$3,016	$6,438
Short-term investments	35,636	42,610

Total cash and short-term investments	38,652	49,048
Accounts receivable, net	5,129	5,196
Inventories	673	640
Deferred income taxes	2,112	2,506
Other	2,010	1,583

Total current assets	48,576	58,973
Property and equipment, net	2,268	2,223
Equity and other investments	14,191	13,692
Goodwill	1,426	2,946
Intangible assets, net	243	566
Other long-term assets	942	1,171

Total assets	$67,646	$79,571

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,208	$1,573
Accrued compensation	1,145	1,416
Income taxes	2,022	2,044
Short-term unearned revenue	5,920	7,225
Other	2,449	1,716

Total current liabilities	12,744	13,974
Long-term unearned revenue	1,823	1,790
Deferred income taxes	398	1,731
Other long-term liabilities	501	1,056
Stockholders’ equity:
Common stock and paid-in capital—shares authorized 24,000; Shares issued and outstanding 10,718 and 10,771	31,647	35,344
Retained earnings, including accumulated other comprehensive income of $583 and $1,840	20,533	25,676

Total stockholders’ equity	52,180	61,020

Total liabilities and stockholders’ equity	$67,646	$79,571

Microsoft Corporation

Cash Flows Statements

(In millions)

	Year Ended June 30

	2002	2003

Operations
Net income	$7,829	$9,993
Depreciation, amortization, and other non-cash items	1,084	1,439
Net recognized losses on investments	2,424	380
Stock option income tax benefits	1,596	1,376
Deferred income taxes	(416)	336
Unearned revenue	11,152	12,519
Recognition of unearned revenue	(8,929)	(11,292)
Accounts receivable	(1,623)	187
Other current assets	(264)	412
Other long-term assets	(9)	(28)
Other current liabilities	1,449	35
Other long-term liabilities	216	440

Net cash from operations	$14,509	$15,797

Financing
Common stock issued	1,497	2,120
Common stock repurchased	(6,069)	(6,486)
Common stock dividends	0	(857)

Net cash used for financing	($4,572)	($5,223)

Investing
Additions to property and equipment	(770)	(891)
Acquisition of companies, net of cash acquired	0	(1,063)
Purchases of investments	(89,386)	(89,621)
Maturities of investments	8,654	9,205
Sales of investments	70,657	75,157

Net cash used for investing	($10,845)	($7,213)

Net change in cash and equivalents	(908)	3,361
Effect of exchange rates on cash and equivalents	2	61
Cash and equivalents, beginning of year	3,922	3,016

Cash and equivalents, end of year	$3,016	$6,438

Microsoft Corporation

Channel and Segment Revenue

(In millions)

	Three Months Ended June 30		Year Ended June 30

	2002	2003	2002	2003

Channels
Americas Region	$2,908	$2,994	$11,070	$11,898
Europe, Middle East, and Africa Region	1,224	1,747	5,130	6,671
Japan and Asia-Pacific Region	780	835	3,169	3,437
OEM	2,341	2,489	8,996	10,181

Total revenue	$7,253	$8,065	$28,365	$32,187

Segments
Client	$2,427	$2,526	$9,360	$10,394
Server Platforms	1,642	1,925	6,157	7,140
Information Worker	2,167	2,349	8,212	9,229
Business Solutions	86	179	308	567
MSN	447	559	1,571	1,953
Mobile and Embedded Devices	36	44	112	156
Home and Entertainment	448	483	2,453	2,748
Other (1)	0	0	192	0

Total revenue	$7,253	$8,065	$28,365	$32,187

(1) Represents revenue from Microsoft’s majority ownership of Expedia, Inc., which was sold in February 2002.

Microsoft Corporation

Financial Highlights

Fourth Quarter 2003

(All growth percentages are comparisons

to the comparable quarter of fiscal year 2002)

Revenue

Revenue for the fourth quarter of fiscal year 2003 was $8.07 billion, an increase of 11% over the fourth quarter of fiscal year 2002. The revenue growth was driven primarily by multi-year licensing for Information Worker and Server Platforms products along with 25% growth in MSN revenue.

Product Revenue

Microsoft’s seven segments are: Client; Server Platforms; Information Worker; Business Solutions; MSN; Mobile and Embedded Devices; and Home and Entertainment.

Client includes revenue from Windows XP, Windows 2000, other standard Windows operating systems, Tablet PC, Windows Media Center Edition, and classic operating systems licensed for embedded systems (operating system software for use in devices other than PCs). Client revenue was $2.53 billion in the fourth quarter, increasing 4% compared to $2.43 billion in the fourth quarter of the prior year. The quarterly revenue growth was driven by a 2 percentage point increase to 62% of the mix of the higher priced Windows Professional operating systems, the majority of which was in the OEM channel. Windows Professional revenue growth for the fourth quarter of fiscal 2003 was $201 million or 14% compared to the prior year fourth quarter, offset by a decline in other Windows operating systems.

Server Platforms consists of server software licenses and client access licenses (CALs) for Windows Server, SQL Server, Exchange Server, and other servers. It also includes developer tools, training, certification, Microsoft Press, Premier product support services, and Microsoft consulting services. Total Server Platforms revenue grew 17% to $1.93 billion in the fourth quarter, driven by an increase in Windows-based server shipments and growth in SQL Server and Exchange revenue. Server revenue, including CALs, grew $251 million or 21% from the prior year’s fourth quarter as a result of increased new and recurring multi-year licensing agreements. Consulting and Premier product support services increased $33 million or 14% compared to the prior year’s fourth quarter. Revenue from developer tools, training, certification, Microsoft Press and other services declined $1 million.

Information Worker consists of Microsoft Office, Microsoft Project, Visio, other information worker products, SharePoint Portal Server CALs, and professional product support services. Revenue from Information Worker was $2.35 billion in the fourth quarter of fiscal 2003, increasing 8% from the prior year’s fourth quarter. The growth in revenue was due to a $102 million or 5% increase in Office suites revenue associated with new and recurring multi-year licensing agreements and a $75 million or 32% increase in revenue from the combined total of Project, Visio, and other standalone applications.

Business Solutions includes Microsoft Great Plains; Navision; and bCentral. Business Solutions revenue for the fourth quarter was $179 million compared to $86 million in the prior year’s fourth quarter. The acquisition of Navision at the beginning of the fiscal year combined with the increase customer demand for Navision products accounted for $86 million of the increase.

MSN includes MSN Subscription and MSN Network services. MSN revenue totaled $559 million in the fourth quarter compared to $447 million in the prior year’s fourth quarter. MSN Network services revenue grew $80 million or 48% as a result of growth in paid search and strong general advertising sales across all geographic regions. The remainder of the quarterly growth was attributed to MSN Subscription revenue.

Mobile and Embedded Devices includes Pocket PC, SmartPhones, Handheld PC, other Mobility, Windows embedded device operating systems, and MapPoint. Fourth quarter revenue totaled $44 million, compared to $36 million in the prior year’s fourth quarter. The increase in revenue was driven by increased Pocket PC shipments and MapPoint licensing. Prior year revenue for Mobile and Embedded Devices has been restated to reflect the reorganizations of MapPoint from Information Worker and Windows embedded device operating systems from Client to Mobile and Embedded Devices.

Home and Entertainment includes the Xbox video game system; PC games; consumer software and hardware; and TV platform. Home and Entertainment revenue was $483 million in the fourth quarter of fiscal 2003, increasing 8% from $448 million in the prior year’s fourth quarter. Xbox revenue increased $32 million or 13% from the prior year’s fourth quarter, primarily as a result of higher sales of Xbox games. Revenue from consumer hardware and software and PC games increased 1% compared to a year ago.

Distribution Channels

Microsoft distributes its products primarily through OEM licenses, organizational licenses, online services and products, and retail packaged products. These distribution channels are aligned geographically with the exception of OEM customers, which are generally managed centrally.

The Company’s three major geographic sales and marketing organizations are the Americas Region, the Europe, Middle East, and Africa Region (EMEA), and the Japan and Asia-Pacific Region. For fiscal year 2003, Microsoft reorganized the alignment of countries located in the South Pacific to be included as part of the Japan and Asia-Pacific region. Prior year geographic revenue has been adjusted to conform to the current presentation. Sales of organizational licenses and retail packaged products via these channels are primarily to and through distributors and resellers.

OEM channel revenue represents license fees from original equipment manufacturers who pre-install Microsoft products, primarily on PCs. OEM revenue for the fourth quarter was $2.49 billion, up 6% from $2.34 billion in the comparable quarter of fiscal 2002. The OEM revenue growth reflects a 5% increase in reported licenses, a 25% increase in Windows Professional revenue due to an increase in the mix of the higher priced Windows Professional licenses, and 18% and 37% revenue growth for Office and Server products, respectively.

Americas Region revenue in the fourth quarter was $2.99 billion, an increase of 3% compared to $2.91 billion in the prior year’s fourth quarter. The Americas region revenue growth was primarily the result of 22% growth in MSN revenue and 25% growth in Business Solutions revenue. Revenue from Server Platforms increased 3%; however, Client and Information Worker revenue declined 4% and 7%, respectively.

Europe, Middle East, and Africa Region revenue was $1.75 billion, increasing 43% from the $1.22 billion reported in the fourth quarter of the prior year. The revenue growth was aided by favorable foreign exchange rates compared to the prior year’s fourth quarter exchange rates. Had foreign exchange rates been constant with those of the fourth quarter of 2002, revenue in the region would have increased 27% instead of increasing 43%, excluding any effects of hedging gains and losses. Including the favorable foreign exchange rates, revenue growth in Information Worker and Server Platforms increased 39% and 37%, respectively. The acquisition of Navision in the first quarter of 2003 also led to a $70 million increase in fourth quarter revenue in the region for Business Solutions compared to the prior year’s fourth quarter.

Japan and Asia-Pacific Region revenue increased 7% to $835 million from $780 million in the fourth quarter of the prior year. The region’s revenue increase reflected a 42% increase in Home and Entertainment sales, primarily Xbox gaming consoles, and a 16% increase in Server Platforms revenue. Client and Information Worker revenue were flat with the prior year’s fourth quarter. Had foreign exchange rates been constant with those of the fourth quarter of 2002, revenue in the region would have decreased 0.2% instead of increasing 7%, excluding any effects of hedging gains and losses.

Translated international revenue is affected by foreign exchange rates. The net impact of foreign exchange rates on revenue was positive in the fourth quarter compared to a year ago, primarily due to a stronger Euro and Japanese yen versus the U.S. dollar. Had the rates from the prior year’s comparable quarter been in effect in the fourth quarter of fiscal 2003, translated international revenue billed in local currencies would have been approximately $255 million lower. Certain manufacturing, selling, distribution, and support costs are disbursed in local currencies, and a portion of international revenue is hedged, thus offsetting a portion of the translation exposure.

Operating Expenses

Cost of revenue was $1.24 billion, or 15.4% of revenue, in the fourth quarter, compared to $1.37 billion, or 18.9% of revenue, in the fourth quarter of the prior year. The decrease in absolute dollars, as well as percentage of revenue, resulted primarily from a 43% decrease in Home & Entertainment costs, due to fewer Xbox console units and lower costs of producing the Xbox console, partially offset by a 24% increase in program costs for Client, Information Worker, and Server Platforms.

Research and development expenses in the fourth quarter of fiscal 2003 were $1.34 billion, 16.6% of revenue, an increase of 13% in absolute dollar terms over the fourth quarter of the prior year. The increase was primarily due to a $117 million or 15% increase in headcount-related costs and a $14 million or 56% increase in localization costs, primarily related to the upcoming launch of Office System 2003, and $21 million or 13% increase in third party product development costs, testing equipment, and lab expenses.

Sales and marketing expenses were $2.10 billion in the fourth quarter, or 26.1% of revenue, compared to $1.54 billion in the fourth quarter of the prior year, or 21.3% of revenue. Sales and marketing costs increased in absolute dollars due to a 30% increase in marketing spending, including spending related to the Realizing Potential initiative, Windows Server System product launches, and the upcoming launch of Office System 2003, $38 million related to the integration of our Small/Medium and the Business Solutions sales forces, and $84 million of headcount-related expenses primarily associated with the additions to the Enterprise and Small/Medium sales forces as well as additional sales bonuses commensurate with the growth in revenue.

General and administrative costs were $1.19 billion in the fourth quarter compared to $284 million in the comparable quarter of the prior year. General and administrative costs in the fourth quarter included $750 million charge for the AOL Time Warner settlement and $46 million additional administrative costs associated with the settlement of the class action lawsuits.

Non-operating Items, Investment Income, and Income Taxes

Losses on equity investees and other incorporates Microsoft’s share of income or loss from equity method investments and income or loss attributable to minority interests. Losses on equity investees and other increased to $15 million in the fourth quarter of fiscal 2003, from $14 million in the comparable quarter of fiscal 2002.

The components of investment income are as follows:

	Three Months Ended June 30

(In millions)	2002	2003

Dividends	$93	$62
Interest	462	409
Net recognized gains/(losses) on investments:
Net gains on the sales of investments	210	308
Other-than-temporary impairments	(1,186)	(59)
Net unrealized losses attributable to derivative instruments	(196)	(31)

Net recognized gains/(losses) on investments	(1,172)	218

Investment income	$(617)	$689

The effective tax rate for the fourth quarter is 33%. The effective tax rate for fiscal 2002 was 32%.

Unearned Revenue

A portion of Microsoft’s revenue from Enterprise Agreements, Software Assurance, Upgrade Advantage and other volume licensing programs is recorded as unearned revenue at the time of billing and recognized ratably over the billing coverage period. Also, revenue attributable to undelivered elements, including technical support and Internet browser technologies, is based on a range of average sales prices of those elements when sold separately, and is recognized ratably on a straight-line basis over the product’s life cycle. Product life cycles, determined to be the time period between when a product is released and when a new product in the same product family is expected to be released, are currently estimated at three and a half years for Windows operating systems and two years for desktop applications (primarily Office). The percentage of revenue recorded as unearned and recognized ratably for undelivered elements ranges from approximately 15% to 25% for Windows XP Home, approximately 5% to 15% for Windows XP Professional, and approximately 5% to 15% for desktop applications, depending on the terms and conditions of the license and prices of the elements.

The components of unearned revenue were as follows:

(In millions)	March 31 2003	June 30 2003

Volume licensing programs	$4,971	$5,472
Undelivered elements	2,861	2,847
Other	700	696

Unearned revenue	$8,532	$9,015

Unearned revenue by segment was as follows:

(In millions)	March 31 2003	June 30 2003

Client	$3,145	$3,165
Server Platforms	1,893	2,185
Information Worker	3,138	3,305
Other segments	356	360

Unearned revenue	$8,532	$9,015

Unearned revenue as of June 30, 2003 increased $483 million from March 31, 2003 reflecting a sequential increase in new and recurring multi-year licensing agreements partially offset by recognition of unearned revenue from multi-year licensing in prior periods. Of the $9.02 billion of unearned revenue at June 30, 2003, $2.65 billion is expected to be recognized in the first quarter of fiscal 2004, $2.05 billion in the second quarter of fiscal 2004, $1.53 billion in the third quarter of fiscal 2004, $1.00 billion in the fourth quarter of fiscal 2004, and $1.79 billion thereafter.

Financial Condition

Cash and short-term investments totaled $49.05 billion as of June 30, 2003. Cash flow from operations for the fourth quarter of fiscal 2003 was $2.69 billion, compared to $3.43 billion in the comparable quarter of the prior year. The decrease reflects a cash payment for the legal settlement with AOL Time Warner in the fourth quarter of fiscal 2003, an 18% decline in cash flow from accounts receivables, partially offset by an increase in new and recurring multi-year contract billings. Cash used for financing was $483 million in the fourth quarter of fiscal 2003, compared to $3.84 billion in the comparable quarter of the prior year. This decrease in cash used from the prior year reflected a $2.91 billion decrease in cash used for stock repurchases, and a $445 million increase of common stock issuances primarily for employee stock option programs. The Company repurchased 48.1 million shares of common stock under its share repurchase program in the fourth quarter, compared to 179.0 million shares repurchased in the prior year. Cash used for investing was $90 million in the fourth quarter, a decrease of $1.61 billion from the prior year reflecting lower investing activity in the fourth quarter of fiscal 2003.

Employee Stock Options (ESOs)

The Company encourages broad-based employee ownership of Microsoft stock and has had an ESO program in which the majority of employees have been eligible to participate. At June 30, 2003, 1.55 billion vested and unvested options were outstanding, compared to 10.77 billion common shares outstanding.

For the year ended June 30, 2003, Microsoft followed Accounting Principles Board Opinion (APB) 25, Accounting for Stock Issued to Employees, to account for ESOs, which generally does not require income statement recognition of options granted at the market price on the date of issuance. FICA and Medicare payroll taxes associated with stock option exercises are recorded as an expense. Other events such as the accelerated vesting of options can also trigger recording an expense. These costs were reflected in each operating expense line item in the income statement. Under SFAS 123, Accounting for Stock-Based Compensation, employee stock options are valued at grant date using the Black-Scholes valuation model, and this compensation cost is recognized ratably over the vesting period. Had compensation cost for our stock option and employee stock purchase plans been determined as prescribed by SFAS 123, pro forma income statements for fiscal years 2002 and 2003 would have been as follows:

ALTERNATIVE PRESENTATION OF ACCOUNTING FOR ESOS UNDER SFAS 123

(In millions, except earnings per share)(Unaudited)

	Year Ended June 30, 2002		Year Ended June 30, 2003

	Reported	Pro forma	Reported	Pro forma

Revenue	$28,365	$28,365	$32,187	$32,187
Operating expenses:
Cost of revenue	5,191	5,699	5,686	6,076
Research and development	4,307	6,299	4,659	6,390
Sales and marketing	5,407	6,252	6,521	7,794
General and administrative	1,550	1,843	2,104	2,683

Total operating expenses	16,455	20,093	18,970	22,943

Operating income	11,910	8,272	13,217	9,244
Losses on equity investees and other	(92)	(92)	(68)	(68)
Investment income	(305)	(305)	1,577	1,577

Income before income taxes	11,513	7,875	14,726	10,753
Provision for income taxes	3,684	2,520	4,733	3,423

Net income	$7,829	$5,355	$9,993	$7,330

Basic EPS	$0.72	$0.50	$0.93	$0.68

Diluted EPS	$0.70	$0.49	$0.92	$0.68

Options granted	82	82	254	254

In July 2003, the Company announced that it would adopt the fair value recognition provisions of SFAS 123 on July 1, 2003 (fiscal year 2004) and restate prior periods to reflect the compensation cost that would have been recognized had the recognition provisions of SFAS 123 been applied to all awards granted to employees after July 1, 1995.

Microsoft, Great Plains, Windows, Xbox, Visio, Windows NT, BackOffice, bCentral, Visual Studio, MSN, HomeAdvisor, CarPoint, and Microsoft Press are either registered trademarks or trademarks of Microsoft Corporation or Great Plains in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

For More Information:

Curt Anderson, Senior Director, Investor Relations, (425) 706-3703